Exhibit 99.1

Press Release

For Immediate Release

Contact: David Morris
Interim President and CEO
CFO
(714) 670-2488

RBB Bancorp Reports First Quarter Earnings for 2022

Conference Call and Webcast Scheduled for Tuesday, April 26, 2022 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

First Quarter 2022 Highlights

●	Net income of $14.6 million, or $0.74 diluted earnings per share, decreased $1.1 million, or 6.9%, from the prior quarter and increased $2.2 million, or 17.4%, from the first quarter of 2021

●	Loans grew by $72.7 million, or 10.0% annualized, from the end of the prior quarter

●	Increased quarterly dividend by 7.7% from last year to $0.14 per share

Los Angeles, CA, April 25, 2022 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended March 31, 2022.

The Company reported net income of $14.6 million, or $0.74 diluted earnings per share, for the three months ended March 31, 2022, compared to net income of $15.7 million, or $0.79 diluted earnings per share, and $12.5 million, or $ 0.63 diluted earnings per share, for the three months ended December 31, 2021 and March 31, 2021, respectively.

“Royal Business Bank had a great start to the year as loans held for investment topped $3 billion for the first time, average non-interest bearing deposits increased by 10%, and net interest income grew. As expected, expenses increased due primarily to compensation-related costs, but we expect them to decline next quarter,” said David Morris, Interim President and CEO of RBB Bancorp. “Importantly, despite the recent personnel announcements, our strategy remains intact and continues to be an effective driver of shareholder value. I appreciate the support the Board has given me and look forward to working with the rest of the RBB team to drive the bank forward.”

"RBB’s first quarter results demonstrated the strength of the franchise and its ability to generate attractive returns," said Dr. James Kao, Chairman of RBB Bancorp. “The Board appreciates David’s leadership over the last few months and has complete confidence in his ability to effectively lead the bank.”

Key Performance Ratios

Net income of $14.6 million for the first quarter of 2022 produced an annualized return on average assets ("ROA") of 1.39%, an annualized return on average tangible common shareholders' equity ("ROTCE") of 14.91%, and an annualized return on average shareholders' equity ("ROE") of 12.59%. This compares to an annualized return on average assets of 1.52%, an annualized return on average tangible common shareholders' equity of 15.98%, and an annualized return on average shareholders' equity of 13.45% for the fourth quarter of 2021. The efficiency ratio for the first quarter of 2022 was 42.90%, compared to 36.56% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $34.5 million for the first quarter of 2022, compared to $33.2 million for the fourth quarter of 2021. The $1.3 million increase was primarily attributable to higher interest income due to a $167.7 million increase in average earning assets, partially offset by a $43.0 million increase in average interest-bearing liabilities. Accretion of purchase discounts from prior acquisitions contributed $246,000 to net interest income in the first quarter of 2022, compared to $192,000 in the fourth quarter of 2021.

Compared to the first quarter of 2021, net interest income, before provision for loan losses, increased $5.0 million from $29.5 million. The increase was primarily attributable to an $806.9 million increase in average earning assets, partially offset by a $141.1 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to increased loan and deposit originations.

Net interest margin was 3.49% for the first quarter of 2022, an increase of 6 basis points from 3.43% in the fourth quarter of 2021.  Loan discount accretion contributed 2 basis points to the net interest margin in the first quarter of 2022, compared to 2 basis points in the fourth quarter of 2021.

Noninterest Income

Noninterest income was $2.9 million for the first quarter of 2022, a decrease of $212,000 from $3.2 million in the fourth quarter of 2021. The decrease was primarily driven by a $614,000 decrease in gain on sale of loans, partially offset by a $174,000 increase in loan servicing fees and a $169,000 increase in gain on derivatives during the quarter.

The Company sold $26.9 million in FNMA qualified mortgage loans for a net gain of $711,000 and sold no non-qualified mortgage loans during the first quarter of 2022. This compared to $37.7 million in FNMA qualified mortgage loans sold for a net gain of $1.4 million and no non-qualified mortgage loans during the fourth quarter of 2021. The Company sold $8.3 million in SBA loans during the first quarter of 2022 for a net gain of $463,000, compared to $5.5 million SBA loans sold for a net gain of $436,000 during the fourth quarter of 2021.

Compared to the first quarter of 2021, noninterest income decreased by $3.0 million from $5.9 million. The decrease was primarily attributable to a decrease of $2.7 million in gain on sale of loans and a decrease of $294,000 in service charges, fees and other,  partially offset by a $333,000 increase in loss on derivatives.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $16.1 million, compared to $13.3 million for the fourth quarter of 2021. The $2.8 million increase was primarily attributable to a $2.6 million increase in salaries and benefit expenses.  In December 2021, we reversed approximately $2 million in bonus accrual for employees and $260,000 in director compensation (in other expenses) as a result of the change to paying executive bonuses and directors bonuses in restricted stock units. In additional there was a  $420,000 increase in data processing related expenses, partially offset by $680,000 decrease in legal and professional expense.

Noninterest expense increased from $15.8 million in the first quarter of 2021. The $269,000 increase was primarily due to a $201,000 increase in legal and professional expenses and a $123,000 increase in marketing and business promotion expenses, partially offset by a $182,000 decrease in data processing expenses.

Income Taxes

The effective tax rate was 30.4% for the first quarter of 2022, 30.0% for the fourth quarter of 2021, and 31.1% for the first quarter of 2021. The Company recognized a tax benefit from stock option exercises of $23,000, $215,000 and $56,000 for the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021, respectively.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.01 billion as of March 31, 2022, an increase of $75.1 million from December 31, 2021, and an increase of $291.3 million from March 31, 2021. The increase from the prior quarter was primarily due to a $60.0 million increase in single-family residential mortgages and a $43.6 million increase in construction & land development loans, partially offset by a $30.0 million decrease in commercial real estate loans. The increase from March 31, 2021 was primarily due to a $154.9 million increase in commercial real estate loans and a $137.0 million increase in construction & land development loans.

During the first quarter of 2022, single-family residential mortgage production was $132.6 million while net payoffs and paydowns were $48.1 million.  During the fourth quarter of 2021, single-family residential mortgage production was $137.7 million while payoffs and paydowns were $79.5 million.

Mortgage loans held for sale were $3.6 million as of March 31, 2022, a decrease of $2.4 million from $6.0 million at December 31, 2021 and a decrease of $34.1 million from $37.7 million as of March 31, 2021. The Company originated approximately $23.4 million in FNMA mortgage loans for sale for the first quarter of 2022, compared with $18.2 million during the prior quarter.

In the first quarter of 2022, SBA loan production was $11.9 million and total SBA loan sales were $8.3 million.

Deposits

Deposits were $3.2 billion at March 31, 2022, there was a decrease of $217.3 million compared to December 31, 2021, and an increase of $347.0 million from March 31, 2021. During the first quarter of 2022, noninterest-bearing deposits decreased by $131.8 million, interest-bearing non-maturity deposits decreased by $42.6 million, and time deposits decreased by $42.9 million.  Noninterest-bearing deposits decreased due to business fluctuations.  As of March 31, 2022, there were no brokered CDs, as compared to $2.4 million brokered CDs as of December 31, 2021 and $17.4 million brokered CDs as of March 31, 2021. Compared to March 31, 2021, total deposits increased by $347.0 million, which included a $372.3 million increase in noninterest bearing deposits, partially offset by a $25.3 million decrease in interest-bearing deposits.

Asset Quality

Nonperforming assets totaled $21.0 million, or 0.52% of total assets at March 31, 2022, compared to $21.0 million, or 0.50% of total assets at December 31, 2021. Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the first quarter of 2022, there were $14,000 in net recoveries, compared to net recoveries of $46,000 in the fourth quarter of 2021.

The Company recorded a provision for credit losses of $366,000 for the first quarter of 2022 which was primarily attributable to loan growth and was a decrease from $635,000 in the prior quarter.

The allowance for loan losses totaled $33.3 million, or 1.11% of loans held for investment at March 31, 2022, compared with $32.9 million, or 1.12%, of total loans at December 31, 2021.

As of March 31, 2022, 14 SBA Paycheck Protection Program ("PPP") loans totaling $2.5 million were outstanding.  Presently none of our SBA customers are on a payment deferral plan due to the COVID-19 pandemic.

As of April 15, 2022, the Company had no loans on COVID-19-related deferral.

During the first quarter of 2022, the Company repurchased 233,337 common shares at a weighted average price of $24.58.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of March 31, 2022, the company had total assets of $4.0 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, April 26, 2022, to discuss the Company’s first quarter 2022 financial results.

To listen to the conference call, please dial 1-866-831-8713 or 1-203-518-9822, conference ID RBBQ122.  A replay of the call will be made available at 1-877-856-8966 or 1-402-220-1610 (no passcode required) approximately one hour after the conclusion of the call and will remain available through May 3, 2022.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K/A and Form 10-K for the year ended December 31, 2021, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2021)

(Dollars in thousands)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Assets
Cash and due from banks	$149,767	$501,372	$206,927	$493,653	$362,930
Federal funds sold and other cash equivalents	200,000	193,000	170,000	110,000	57,000
Total cash and cash equivalents	349,767	694,372	376,927	603,653	419,930
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	420,448	368,260	345,000	339,568	281,582
Investment securities held to maturity	6,246	6,252	6,258	6,664	6,668
Mortgage loans held for sale	3,572	5,957	15,188	9,246	37,675
Loans held for investment	3,006,484	2,931,350	2,840,354	2,709,206	2,715,205
Allowance for loan losses	(33,292)	(32,912)	(32,231)	(31,352)	(30,795)
Net loans held for investment	2,973,192	2,898,438	2,808,123	2,677,854	2,684,410
Premises and equipment, net	27,455	27,199	27,157	27,039	27,093
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,641
Cash surrender value of life insurance	56,313	55,988	55,656	55,325	35,308
Goodwill	71,498	69,243	69,243	69,243	69,243
Servicing assets	11,048	11,517	12,141	12,558	13,264
Core deposit intangibles	4,525	4,075	4,327	4,608	4,895
Right-of-use assets- operating leases	22,451	22,454	23,735	25,050	25,500
Accrued interest and other assets	51,454	48,839	42,452	44,230	42,490
Total assets	$4,013,569	$4,228,194	$3,801,807	$3,890,638	$3,664,299
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$1,159,703	$1,291,484	$824,771	$940,041	$787,439
Savings, NOW and money market accounts	885,050	927,609	931,517	858,597	791,486
Time deposits, less than $250,000	570,274	587,940	614,146	658,393	649,190
Time deposits, greater than or equal to $250,000	553,226	578,499	597,379	612,894	593,178
Total deposits	3,168,253	3,385,532	2,967,813	3,069,925	2,821,293
Reserve for unfunded commitments	1,186	1,203	1,304	1,216	1,320
FHLB advances	150,000	150,000	150,000	150,000	150,000
Long-term debt, net of debt issuance costs	173,152	173,007	172,862	172,718	172,581
Subordinated debentures	14,556	14,502	14,447	14,393	14,338
Lease liabilities - operating leases	23,314	23,282	24,524	25,798	26,199
Accrued interest and other liabilities	18,283	13,985	14,833	14,263	42,900
Total liabilities	3,548,744	3,761,511	3,345,783	3,448,313	3,228,631
Shareholders' equity:
Shareholder's equity	475,077	468,267	456,490	442,086	435,746
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(10,324)	(1,656)	(538)	167	(150)
Total shareholders' equity	464,825	466,683	456,024	442,325	435,668
Total liabilities and shareholders’ equity	$4,013,569	$4,228,194	$3,801,807	$3,890,638	$3,664,299

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest and dividend income:
Interest and fees on loans	$37,886	$36,783	$34,516
Interest on interest-bearing deposits	171	160	48
Interest on investment securities	1,007	1,069	627
Dividend income on FHLB stock	227	227	192
Interest on federal funds sold and other	275	205	157
Total interest income	39,566	38,444	35,540
Interest expense:
Interest on savings deposits, NOW and money market accounts	718	683	698
Interest on time deposits	1,574	1,748	2,964
Interest on subordinated debentures and long term debt	2,348	2,343	1,958
Interest on other borrowed funds	435	445	435
Total interest expense	5,075	5,219	6,055
Net interest income before provision for loan losses	34,491	33,225	29,485
Provision for loan losses	366	635	1,500
Net interest income after provision for loan losses	34,125	32,590	27,985
Noninterest income:
Service charges, fees and other	1,121	1,355	1,415
Gain on sale of loans	1,174	1,788	3,841
Loan servicing fees, net of amortization	432	258	246
Unrealized (loss) on equity investments	—	(300)	(20)
(Loss) gain on derivatives	(108)	(277)	225
Increase in cash surrender value of life insurance	325	332	187
Total noninterest income	2,944	3,156	5,894
Noninterest expense:
Salaries and employee benefits	9,369	6,812	9,242
Occupancy and equipment expenses	2,206	2,125	2,242
Data processing	1,258	838	1,440
Legal and professional	1,006	1,686	805
Office expenses	293	359	255
Marketing and business promotion	307	418	184
Insurance and regulatory assessments	441	475	348
Core deposit premium	279	252	301
OREO expenses	8	4	5
Merger expenses	37	38	42
Other expenses	857	293	928
Total noninterest expense	16,061	13,300	15,792
Income before income taxes	21,008	22,446	18,087
Income tax expense	6,391	6,740	5,631
Net income	$14,617	$15,706	$12,456

Net income per share
Basic	$0.75	$0.81	$0.64
Diluted	$0.74	$0.79	$0.63
Cash Dividends declared per common share	$0.14	$0.13	$0.12
Weighted-average common shares outstanding
Basic	19,377,407	19,444,148	19,475,814
Diluted	19,799,323	19,851,202	19,812,841

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$628,634	$673	0.43%	$587,980	$592	0.40%	$215,230	$397	0.75%
Securities
Available for sale (2)	392,858	974	1.01%	376,601	1,037	1.09%	239,768	571	0.97%
Held to maturity (2)	6,250	57	3.70%	6,256	56	3.55%	7,000	64	3.71%
Mortgage loans held for sale	3,652	43	4.78%	3,721	40	4.26%	54,021	411	3.09%
Loans held for investment: (3)
Real estate	2,602,382	33,095	5.16%	2,492,396	31,978	5.09%	2,307,431	29,521	5.19%
Commercial	380,978	4,748	5.05%	380,098	4,765	4.97%	384,442	4,584	4.84%
Total loans	2,983,360	37,843	5.14%	2,872,494	36,743	5.07%	2,691,873	34,105	5.14%
Total earning assets	4,014,754	$39,590	4.00%	3,847,052	$38,468	3.97%	3,207,892	$35,548	4.49%
Noninterest-earning assets	241,235			240,059			228,002
Total assets	$4,255,989			$4,087,111			$3,435,894

Interest-bearing liabilities
NOW	$75,399	$43	0.23%	$73,896	$48	0.26%	$64,592	$44	0.28%
Money Market	720,197	643	0.36%	668,742	602	0.36%	579,347	623	0.44%
Saving deposits	145,327	32	0.09%	138,906	33	0.09%	131,151	31	0.10%
Time deposits, less than $250,000	600,563	754	0.51%	599,119	827	0.55%	663,029	1,496	0.92%
Time deposits, $250,000 and over	570,210	820	0.58%	588,265	921	0.62%	593,981	1,468	1.00%
Total interest-bearing deposits	2,111,696	2,292	0.44%	2,068,928	2,431	0.47%	2,032,100	3,662	0.73%
FHLB advances	150,000	435	1.18%	150,000	445	1.18%	150,001	435	1.18%
Long-term debt	173,057	2,194	5.14%	172,912	2,195	5.04%	111,739	1,808	6.56%
Subordinated debentures	14,520	154	4.30%	14,466	148	4.06%	14,302	150	4.25%
Total interest-bearing liabilities	2,449,273	5,075	0.84%	2,406,306	5,219	0.86%	2,308,142	6,055	1.06%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,301,497			1,177,948			653,674
Other noninterest-bearing liabilities	34,321			39,483			40,118
Total noninterest-bearing liabilities	1,335,818			1,217,431			693,792
Shareholders' equity	470,898			463,374			433,960
Total liabilities and shareholders' equity	$4,255,989			$4,087,111			$3,435,894
Net interest income / interest rate spreads		$34,515	3.16%		$33,249	3.11%		$29,493	3.43%
Net interest margin			3.49%			3.43%			3.73%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Per share data (common stock)
Earnings
Basic	$0.75	$0.81	$0.64
Diluted	$0.74	$0.79	$0.63
Dividends declared	$0.14	$0.13	$0.12
Book value	$24.15	$23.99	$22.31
Tangible book value	$20.20	$20.22	$18.51
Weighted average shares outstanding
Basic	19,377,407	19,444,148	19,475,814
Diluted	19,799,323	19,851,202	19,812,841
Shares outstanding at period end	19,247,970	19,455,544	19,528,249
Performance ratios
Return on average assets, annualized	1.39%	1.52%	1.47%
Return on average shareholders' equity, annualized	12.59%	13.45%	11.64%
Return on average tangible common equity, annualized	14.91%	15.98%	14.05%
Noninterest income to average assets, annualized	0.28%	0.31%	0.70%
Noninterest expense to average assets, annualized	1.53%	1.29%	1.86%
Yield on average earning assets	4.00%	3.97%	4.49%
Cost of average total deposits	0.27%	0.30%	0.55%
Cost of average interest-bearing deposits	0.44%	0.47%	0.73%
Cost of average interest-bearing liabilities	0.84%	0.86%	1.06%
Accretion on loans to average earning assets	0.02%	0.02%	0.06%
Net interest spread	3.16%	3.11%	3.43%
Net interest margin	3.49%	3.43%	3.73%
Efficiency ratio	42.90%	36.56%	44.64%
Common stock dividend payout ratio	18.67%	16.05%	18.75%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	March 31,	December 31,	March 31,
	2022	2021	2021
Loan to deposit ratio	94.89%	86.58%	96.24%
Core deposits / total deposits	82.54%	82.91%	78.97%
Net non-core funding dependence ratio	-0.28%	-6.50%	4.27%

Credit Quality Data:
Loans 30-89 days past due	$17,635	$17,640	$10,653
Loans 30-89 days past due to total loans	0.59%	0.60%	0.39%
Nonperforming loans	$20,691	$20,725	$19,911
Nonperforming loans to total loans	0.69%	0.71%	0.73%
Nonperforming assets	$20,984	$21,018	$20,204
Nonperforming assets to total assets	0.52%	0.50%	0.55%
Allowance for loan losses to total loans	1.11%	1.12%	1.13%
Allowance for loan losses to nonperforming loans	160.90%	158.80%	154.66%
Net charge-offs to average loans (for the quarter-to-date period)	0.00%	-0.01%	0.01%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	9.87%	9.47%	10.07%
Tier 1 leverage ratio	9.90%	10.21%	11.30%
Tier 1 common capital to risk-weighted assets	14.12%	14.86%	14.53%
Tier 1 capital to risk-weighted assets	14.63%	15.40%	15.11%
Total capital to risk-weighted assets	21.96%	23.15%	23.27%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	12.29%	12.45%	13.44%
Tier 1 common capital to risk-weighted assets	18.15%	18.80%	17.96%
Tier 1 capital to risk-weighted assets	18.15%	18.80%	17.96%
Total capital to risk-weighted assets	19.37%	20.05%	19.21%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Quarterly Consolidated Statements of Earnings	2022	2021	2021	2021	2021
Interest income
Loans, including fees	$37,886	$36,783	$35,601	$34,669	$34,516
Investment securities and other	1,680	1,661	1,507	1,302	1,024
Total interest income	39,566	38,444	37,108	35,971	35,540
Interest expense
Deposits	2,292	2,431	2,745	3,118	3,662
Interest on subordinated debentures and other	2,348	2,343	2,342	2,356	1,958
Other borrowings	435	445	445	440	435
Total interest expense	5,075	5,219	5,532	5,914	6,055
Net interest income before provision for loan losses	34,491	33,225	31,576	30,057	29,485
Provision for loan losses	366	635	1,196	628	1,500
Net interest income after provision for loan losses	34,125	32,590	30,380	29,429	27,985
Noninterest income	2,944	3,156	5,524	4,171	5,894
Noninterest expense	16,061	13,300	14,420	14,680	15,792
Earnings before income taxes	21,008	22,446	21,484	18,920	18,087
Income taxes	6,391	6,740	6,120	5,540	5,631
Net income	$14,617	$15,706	$15,364	$13,380	$12,456
Net income per common share - basic	$0.75	$0.81	$0.79	$0.69	$0.64
Net income per common share - diluted	$0.74	$0.79	$0.77	$0.67	$0.63
Cash dividends declared per common share	$0.14	$0.13	$0.13	$0.13	$0.12
Cash dividends declared on common shares	$2,724	$2,537	$2,516	$2,540	$2,347
Yield on average assets, annualized	1.39%	1.52%	1.54%	1.39%	1.47%
Yield on average earning assets	4.00%	3.97%	3.97%	3.99%	4.49%
Cost of average deposits	0.27%	0.30%	0.35%	0.41%	0.55%
Cost of average interest-bearing deposits	0.44%	0.47%	0.51%	0.59%	0.73%
Cost of average interest-bearing liabilities	0.84%	0.86%	0.89%	0.97%	1.06%
Accretion on loans to average earning assets	0.02%	0.02%	0.03%	0.02%	0.06%
Net interest margin	3.49%	3.43%	3.38%	3.33%	3.73%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2021)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of March 31, 2022		As of December 31, 2021		As of September 30, 2021		As of June 30, 2021		As of March 31, 2021
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$280,825	9.3%	$268,709	9.2%	$276,387	9.7%	$277,080	10.2%	$286,016	10.5%
SBA	67,688	2.3%	76,136	2.6%	88,784	3.1%	98,572	3.6%	111,330	4.1%
Construction and land development	346,766	11.5%	303,144	10.3%	271,764	9.6%	236,965	8.7%	209,727	7.7%
Commercial real estate (1)	1,217,985	40.5%	1,247,999	42.6%	1,205,630	42.4%	1,102,467	40.7%	1,063,104	39.2%
Single-family residential mortgages	1,064,581	35.4%	1,004,576	34.3%	974,780	34.3%	984,311	36.3%	1,041,260	38.3%
Other loans	28,639	1.0%	30,786	1.0%	23,009	0.9%	9,811	0.5%	3,768	0.2%
Total loans (2)	$3,006,484	100.0%	$2,931,350	100.0%	$2,840,354	100.0%	$2,709,206	100.0%	$2,715,205	100.0%
Allowance for loan losses	(33,292)		(32,912)		(32,231)		(31,352)		(30,795)
Total loans, net	$2,973,192		$2,898,438		$2,808,123		$2,677,854		$2,684,410

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended
Change in Allowance for Loan Losses	March 31,
(dollars in thousands)	2022	2021
Beginning balance	$32,912	$29,337
Additions to the allowance charged to expense	366	1,500
Net recoveries (charge-offs) on loans	14	(42)
Ending balance	$33,292	$30,795

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2022 and 2021, and December 31, 2021.

(dollars in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Tangible common equity:
Total shareholders' equity	$464,825	$466,683	$435,668
Adjustments
Goodwill	(71,498)	(69,243)	(69,243)
Core deposit intangible	(4,525)	(4,075)	(4,895)
Tangible common equity	$388,802	$393,365	$361,530
Tangible assets:
Total assets-GAAP	$4,013,569	$4,228,194	$3,664,299
Adjustments
Goodwill	(71,498)	(69,243)	(69,243)
Core deposit intangible	(4,525)	(4,075)	(4,895)
Tangible assets	$3,937,546	$4,154,876	$3,590,161
Common shares outstanding	$19,247,970	19,455,544	19,528,249
Tangible common equity to tangible assets ratio	9.87%	9.47%	10.07%
Book value per share	$24.15	$23.99	$22.31
Tangible book value per share	$20.20	$20.22	$18.51